Exhibit 32.1

CERTIFICATIONS

In connection of this Annual report on Form 10-K of Novatel Wireless, Inc. (the “Company”) for the year ended December 31, 2012, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), Peter Leparulo, Chairman and Chief Executive Officer of the Company, hereby certifies pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. Section 1350) that, to the best of his knowledge:

1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and the results of operations of the Company.

Date: March 1, 2013

/S/ PETER LEPARULO
Peter Leparulo
Chairman and Chief Executive Officer